Exhibit L.1

Attach as Exhibit L a statement of financial position and results of operations for each affiliate of the applicant as of the end of the most recent fiscal year of each such affiliate. Alternatively, identify, if available, the most recently filed annual report on Form 10-K under the Exchange Act for any such affiliate as Exhibit L.

Please see the Form 10-K of Intercontinental Exchange, Inc. available on the EDGAR system administered by the Securities and Exchange Commission.